                                                                   EXHIBIT 99.1
Crown Media Holdings Announces Operating Results
for First Quarter of 2010

STUDIO CITY, CA – May 5, 2010 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter ended March 31, 2010.

Operating Highlights

•
Partnership with Martha Stewart Living Omnimedia.  During the quarter the Company entered into several agreements with Martha Stewart Living Omnimedia for Hallmark Channel, which include the exclusive license of The Martha Stewart Show, development of additional original lifestyle series, development of original prime time specials throughout the year tied to holidays, and the exclusive rights to the extensive library of lifestyle programming.

•
Continued development of Hallmark Movie Channel.   Hallmark Movie Channel subscribers increased by 18% to 34.2 million at the end of the first quarter.  As an important step to realizing the future revenue potential of this network, Hallmark Movie Channel became a rated channel subsequent to the end of the quarter.

•
Increase in Adjusted EBITDA.  The company continued to realize benefits from cost control measures and previously negotiated increases in subscriber fee revenues.  Adjusted EBITDA increased 31% for the quarter to $24.4 million, from $18.6 million in the first quarter of 2009.

“We have taken important steps in the first quarter to develop Hallmark Channel and Hallmark Movie Channel as two independent and viable networks” noted Bill Abbott, President and CEO of Crown Media.  “Our partnership with Martha Stewart Living Omnimedia will provide the ideal platform to introduce our new daytime schedule of lifestyle programming.  We will then be able to refine our line-up at Hallmark Movie Channel to distinguish it with family movies 24/7.

“A key to maximizing the value of our channels and our future financial success is our ability to position our networks as two distinct yet complementary channels, each appealing uniquely to our distributors, our advertisers and our audience.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $68.4 million for the first quarter of 2010, a 4% decrease from $71.0 million for the first quarter of 2009. Subscriber fee revenue increased 11% to $17.0 million, from $15.3 million in the prior year’s quarter. Subscriber revenue increased in 2010 primarily due to small contractual rate increases and increases in Hallmark Movie Channel subscribers. Advertising revenue decreased 7% to $51.3 million during the quarter, from $55.3 million in the first quarter of 2009. The decrease in advertising revenue during the first quarter of 2010 is primarily due to decreased ratings.

For the first quarter of 2010, cost of services decreased 12% to $31.9 million from $36.2 million during the same quarter of 2009. Within cost of services, programming expenses decreased 9% quarter over quarter to $29.2 million.  Other cost of services, contract termination and amortization of our capital lease decreased 33% from $4.0 million to $2.7 million for the first quarter of 2010.

Marketing expenses of $973,000 for the quarter ended March 31, 2010, decreased from $4.8 million for the quarter ended March 31, 2009, due to one significant marketing promotion in January 2009.

Adjusted EBITDA was $24.4 million for the first quarter of 2010 compared to $18.6 million for the same period last year. Cash provided by operating activities totaled $7.8 million for the first quarter of 2010 compared to cash used in operating activities of $385,000 for the same period last year.  The net loss for the quarter ended March 31, 2010, totaled $2.3 million, or $0.02 per share, compared to $7.5 million, or $0.07 per share, in the first quarter of 2009.

Conference Call and Webcast to be Held Wednesday, May 5th at 11:30 a.m. ET
Crown Media Holdings’ management will conduct a conference call this morning at 11:30 a.m., Eastern Time to discuss the results of the first quarter of 2010.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (888) 419-5570 (Domestic) or (617) 896-9871 (International) and using the passcode “Crown Media.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:30 p.m. Eastern Time, Wednesday, May 5th, at 888-286-8010 (Domestic) or 617-801-6888 (International), using reservation number 75398409.

About Crown Media Holdings
Crown Media Holdings, Inc. (NASDAQ:CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 90 million subscribers in the U.S.  Hallmark Channel is one of the nation’s leading networks in providing quality family programming with an ambitious slate of original TV movies, general entertainment and home and lifestyle content.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, available in both HD and SD, featuring the greatest family movies of all time.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition: and The DIRECTV Group, Inc.

Forward-looking Statements
Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, impairment charges, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company's ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization and loss from discontinued operations. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press
Mindy Tucker
IR Focus
914.725.8128
mindy@irfocusllc.com

Nancy Carr
Crown Media
818.755.2643
nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.
Unaudited Consolidated Income Statement Information
(In thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues:
Subscriber fees	$16,994	$15,295
Advertising	51,246	55,125
Advertising by Hallmark Cards	64	169
Other revenue	74	363
Total revenue	68,378	70,952
Cost of services:
Affiliate programming	427	293
Non-affiliate programming	28,730	31,922
Amortization of capital lease	289	289
Contract termination	103	-
Other cost of services	2,305	3,723
Total cost of services	31,854	36,227
Selling, general and administrative expenses	12,028	12,081
Marketing expense	973	4,775
Depreciation and amortization	383	483
Income from operations before interest expense	23,140	17,386
Interest expense	(25,464)	(24,837)
Net income (loss)	$(2,324)	$(7,451)
Net income (loss) per share - basic and diluted	$(0.02)	$(0.07)
Weighted average shares outstanding	104,788	104,788

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31,	As of December 31,
	2010	2009

ASSETS

Cash and cash equivalents	$16,615	$10,456
Accounts receivable, less allowance for doubtful
accounts of $229 and $476, respectively	64,040	68,817
Program license fees	104,258	106,825
Prepaid program license fees	12,974	1,778
Prepaid and other assets	2,238	2,271
Total current assets	200,125	190,147
Program license fees	168,643	178,332
Property and equipment, net	13,261	13,176
Goodwill	314,033	314,033
Prepaid and other assets	4,510	2,373
Total assets	$700,572	$698,061

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$18,102	$19,642
Audience deficiency reserve	22,130	17,872
License fees payable	93,594	99,494
Payables to Hallmark Cards affiliates	28,499	23,745
Credit facility and interest payable	-	1,002
Notes and interest payable to Hallmark Cards	345,184	345,314
Company obligated mandatorily redeemable preferred interest	23,474	22,902
Total current liabilities	530,983	529,971
Accrued liabilities	22,978	24,484
License fees payable	73,652	82,881
Senior unsecured note to HC Crown, including accrued interest	778,012	758,755
Total liabilities	1,405,625	1,396,091
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares
authorized; 74,117,654 shares issued and outstanding
as of March 31, 2010, and December 31, 2009	741	741
Class B common stock, $.01 par value; 120,000,000 shares
authorized; 30,670,422 shares issued and outstanding
as of March 31, 2010, and December 31, 2009	307	307
Paid-in capital	1,452,089	1,456,788
Accumulated deficit	(2,158,190)	(2,155,866)
Total stockholders' deficit	(705,053)	(698,030)
Total liabilities and stockholders' deficit	$700,572	$698,061

Crown Media Holdings, Inc.
Selected Unaudited Financial Information
(in thousands)

	Three Months Ended March 31,
	2010	2009

Net income (loss)	$(2,324)	$(7,451)
Subscriber acquisition fee amortization expense	526	651
Depreciation and amortization	672	772
Interest expense	25,464	24,837
Restricted stock unit compensation (benefit)	76	(171)
Adjusted earnings before interest, taxes, depreciation
and amortization	$24,414	$18,638

Programming and other amortization	29,243	32,153
Provision for allowance for doubtful account	26	622
Changes in operating assets and liabilities:
Change to program license fees	(16,902)	(54,228)
Change in license fees payable	(15,131)	17,699
Change to subscriber acquisition fees	(750)	(750)
Change in subscriber acquisition fees payable	750	250
Interest paid	(5,354)	(4,717)
Changes in other operating assets and
liabilities, net of adjustments above	(8,525)	(10,052)
Net cash provided by (used in) operating activities	$7,771	$(385)

Crown Media Holdings, Inc.
Selected Unaudited Cash Flow Statement Information
(in thousands)

	Three Months Ended March 31,
	2010	2009

Net cash provided by (used in) operating activities	$7,771	$(385)
Net cash used in investing activities	(397)	(304)
Net cash (used in) provided by financing activities	(1,215)	3,261
Net increase (decrease) in cash and cash equivalents	6,159	2,572
Cash and cash equivalents, beginning of period	10,456	2,714
Cash and cash equivalents, end of period	$16,615	$5,286